Exhibit 4.2

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE SECURITIES ACT.

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A MARKET STANDOFF PROVISION AS SET FORTH IN THE SUBSCRIPTION AGREEMENT PURSUANT TO WHICH THIS WARRANT WAS ISSUED, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS AND MARKET STANDOFF PROVISION ARE BINDING ON PERMITTED TRANSFEREES OF THIS WARRANT.

COMMON STOCK PURCHASE WARRANT

To purchase shares of common stock, no par value, of

MIRA PHARMACEUTICALS, INC.

Dated: April 28, 2023

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, the Bay Shore Trust (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date of this Warrant and on or prior to the close of business on the date that is fifth (5th) anniversary of the date of this Warrant (the “Termination Date”) but not thereafter and subject to Section 11 below (the “Exercise Period”), to subscribe for and purchase from MIRA PHARMACEUTICALS, INC., a Florida corporation (the “Company”), up to FIVE MILLION (5,000,000) shares (the “Warrant Shares”) of common stock, no par value, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be $1.00 (the “Exercise Price”), payable in cash. This Warrant may be exercised in whole or in part at any time prior to the Termination Date. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein. The term “Holder” shall refer to the Holder identified above or any subsequent transferee of this Warrant.

1. Authorization of Warrant Shares. The Company represents and warrants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable.

2. Exercise of Warrant. Except as provided in Section 3 herein and subject to Section 11, exercise of the purchase rights represented by this Warrant may be made at any time on or after the date of this Warrant and on or prior to the close of business on the Termination Date by (i) surrendering this Warrant, with the Notice of Exercise Form attached hereto completed and duly executed, to the offices of the Company (or such other office or agency (including the transfer agent, if applicable) of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company), and (ii) delivering to the Company payment of the Exercise Price by wire transfer of immediately available funds or cashier’s check drawn on a United States bank. The Holder exercising his, her or its purchase rights in accordance with the preceding sentence shall be entitled to receive a certificate for the Warrant Shares so purchased, which certificate will bear a legend substantially similar to the legend set forth on this Warrant. Certificates for shares purchased hereunder shall be issued and delivered to the Holder within five (5) business days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder shall be deemed to no longer hold this Warrant with respect to such shares and to have become a holder of record of such shares for all purposes, in each case, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price for such shares and all taxes required to be paid by the Holder, if any, pursuant to Section 4 prior to the issuance of such shares, have been paid.

3. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

4. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder; provided, however, that the Holder shall pay any applicable transfer taxes.

5. No Rights as Stockholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment, and this Warrant shall no longer be issuable with respect to such Warrant Shares.

6. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

7. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

8. Adjustments and Termination of Rights. The purchase price per Warrant Share and the number of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows:

(a) Reclassification, Recapitalization, etc. If the Company at any time shall, by reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change.

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(b) Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the Exercise Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

(c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in shares of Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

(d) Adjustment of Number of Warrant Shares. Upon each adjustment in the Exercise Price pursuant to Sections 8(b) or 8(c) hereof, the number of Warrant Shares purchasable hereunder shall be adjusted to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

9. Notice of Adjustments, Notices. If the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to Section 8 hereof, the Company shall issue and provide to the Holder, as holder of this Warrant, a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

10. Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to ensure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation.

11. Early Termination. Notwithstanding anything to the contrary set forth in this Warrant Agreement, in the event of a proposed Company Sale, the Company shall give written notice to the Holder that the Company proposes to enter into a Company Sale (a “Sale Notice”). Such notice shall be provided no less than fifteen (15) calendar days prior to the anticipated closing date of the Company Sale. In the event that the Company does not receive a Notice of Exercise within fifteen (15) days after delivering the Sale Notice, then this Warrant will automatically terminate and be of no further force and effect as of the closing date of the Company Sale. Each Warrant not exercised on or before the date of consummation of a Company Sale shall become void, and all rights thereunder and in respect thereof under this Agreement shall cease at the close of business on such date. “Company Sale” means (i) a sale or transfer of more than fifty percent (50%) or more of the outstanding shares of Common Stock of the Company by the holders thereof to transferees that are not affiliates of the respective transferors, (ii) the sale or disposition of all or substantially all of the Company’s assets, (iii) any merger, consolidation, or other business combination of the Company with an entity that is not an affiliate of the Company, or (iv) any other transaction or reorganization that the Board of Directors of the Company believes in good faith is in the nature of a transaction described in the foregoing clauses of this sentence.

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12. Miscellaneous.

(a) Jurisdiction. This Warrant shall constitute a contract under the laws of the State of Florida, without regard to its conflict of law, principles or rules.

(b) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale imposed by state and federal securities laws and as set forth in the Subscription Agreement pursuant to which this Warrant was issued.

(c) Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person or five business days after being mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

(i) If to the Holder to the address of the Holder as shown on the books of the Company; or

(ii) If to the Company:

MIRA PHARMACEUTICALS, INC.

900 W PLATT ST., SUITE 200

TAMPA, FLORIDA 33606

Attention: Chief Executive Officer

or at such other address as the Holder or the Company, as applicable, may hereafter provide to the other in accordance with the provisions of this paragraph.

(d) Successors and Assigns; No Assignment. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company. The Holder may assign this Warrant without the prior written consent of the Company.

(e) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(f) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(g) Headings. The headings used in this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[signature follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

MIRA PHARMACEUTICALS, INC.

By:	/s/ Erez Aminov
Erez Aminov
Chief Executive Officer

NOTICE OF EXERCISE

To:	MIRA PHARMACEUTICALS, INC.

(1) The undersigned hereby elects to purchase of the Warrant Shares of MIRA PHARMACEUTICALS, INC. pursuant to the terms of the attached Warrant. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the attached Warrant.

(2) The undersigned tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any. Payment shall take the form of lawful money of the United States.

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned. The Warrant Shares shall be delivered to the following:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

PURCHASER

By:
Name:
Title:

Dated: